EXHIBIT 10.3

2007 SAM MORCOS SALES COMPENSATION PLAN OUTLINE

(“PLAN”)

PLAN PARTICIPANT

Sam Morcos, Senior Vice President, Sales

Territory –	Latin America and Asia Pacific including Hong Kong (excluding China and Japan), Canada; United States excluding all U.S. federal government sales (in this context U.S. federal government sales will be interpreted to include without limitation sales in which the U.S. federal government or any agency thereof or any GSA eligible entity (exclusive of State and Local Governments) is an end user of the Company’s products and/or services).

Applicability Period January 1, 2007 to December 31, 2007.

COMMISSIONS

Subject to the terms of this plan (“Plan”), there are two commissions for which you are eligible:

(1) Commissions on account of Commissionable Product Revenue and Support Bookings; and

(2)	Commissions on account of Commissionable Services Revenue.

The basis upon which such commissions will be calculated and your sales objectives are set out in Schedule A attached hereto and incorporated herein.

ADDITIONAL TERMS

14.	This Plan applies only to sales in 2007. You are only eligible to receive the commissions and bonuses set out in this Plan for qualified sales if:

(a) the revenue payable to Entrust in relation to a qualified sale is timely collected (i) while you are Actively Employed by Entrust, or (ii) within sixty days from the date that you cease to be Actively Employed by Entrust provided that the qualified sale was invoiced while you were Actively Employed;

In this context, You are “Actively Employed” if you have not given notice to Entrust of your resignation or intent to resign, and you have not received from Entrust written notice of termination of your employment (regardless of the sufficiency of any such notice of termination). You cease to be Actively Employed by Entrust as of the date (i) that Entrust receives notice of resignation or intent to resign, or (ii) that Entrust provides written notice to You of Your termination (regardless of the sufficiency of any such Notice of Termination).

15.	Commissions will normally be paid on the next scheduled pay date which falls after 45 days following the end of quarter in which the revenue was recognized.

16.	You need to report any potential error within 90 days of receipt of the relevant statement or payment, whichever is later, failing which the commissions will be deemed to be properly paid and the Company will not be required to make any adjustment.

17.	In spite of paragraph 2 above, the Company may, in its sole discretion, pay commissions and bonuses in advance in expectation of collection and/or recognition, as applicable. If it turns out that payment is not made within a timely manner by a customer, then the Company is entitled to set off such commissions and bonuses against future commissions or other payments due to you, or alternatively (at the Company’s option) demand repayment by you. Entrust’s current policy with respect to advanced payment in expectation of collection and/or recognition or commissionable revenue, set off, and demand for repayment is set out at paragraph 13 below.

18.	This plan has been approved of by the compensation committee of the Board of Directors of Entrust, Inc. The Sales Compensation Committee (SCC) is a committee of the management of the company comprised of the CFO and the CGO. The purpose of the committee is to ensure consistent application of this Plan and resolve issues, ambiguities, address exceptional conditions that arise. The SCC or its delegate in Sales Operations shall be responsible for the implementation and ongoing administration of this Plan. Any questions arising from the administration or interpretation of this Plan are subject to the determination of the SCC. The CFO will interpret what constitutes revenue recognition, what constitutes standard sales practices, how a sale is attributed to any territory, and what constitutes Recognized Revenue. You expressly acknowledge that the SCC may refuse to include in commission calculations for any revenue recognized for the sale that does not conform to the Company’s standard sales practice. For example, the SCC may not pay commissions on transactions with non-standard pricing or non-standard terms and conditions. In order to help You with interpretation of this Plan, the SCC may from time to time issue short interpretation bulletins.

19.	The SCC may amend or discontinue this Plan at any time with respect to future commissions, incentives or awards with notice to You; however, any incentives or awards earned up to the date of modification or termination will be distributed in accordance with the Plan provisions at the time they were earned. Amendment to this Plan must be in a document approved of by the SCC and signed by the Company’s CFO, CEO, or CGO.

20.	Nothing in the Plan shall be interpreted as giving you the right to be retained as an employee of the Company, or of limiting Entrust Limited’s rights to control or terminate your employment at any time in the course of its business.

21.	The terms of this Plan will be governed by the laws of the Province of Ontario. If any provision of this Plan is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

22.	In accepting this Plan, You agree to be bound by this Plan. You agree that sales plans are common practice in the software industry and it is common practice to modify sales plans from time to time. Finally, you acknowledge that you have had an opportunity to review this Plan with a lawyer.

23.	All references to currency in this Plan are in US dollars. Commission payment will be paid at a fixed conversion rate for each local payroll currency. The Company will set the conversion rate in its sole discretion.

24.	To become eligible for compensation under this Plan, you must deliver your acceptance to Sales Operations in the manner directed by Sales Operations.

25.	For individual transactions that exceed USD $2,000,000, commission on the first $2,000,000 of revenue recognized from the transaction will be paid according to the usual SCP provisions. Payment on transaction revenue over $2,000,000 is subject to review by the SCC and the amount and timing of the commission to be paid will be at the sole discretion of the SCC. This term is not intended as a cap on desired transaction size or sales earnings; but rather, a safeguard to ensure that unforeseen circumstances do not negatively affect the company.

26.	The following sets out Entrust’s policy respect to advanced payment in expectation of collection and/or recognition of revenues while you are Actively Employed:

a.

For each Qualified Sale where Qualified sales have created commissions that would be due but for the fact that payment has not been collected, Entrust will prepay the commissions that you would be entitled to had the Amount been collected, but only to the extent that such cumulative uncollected amount is less than or equal to $200,000 for such qualified sale. For example, if such cumulative uncollected amount arising from a sale is $300,000 you would receive a prepayment of commissions on account of the $200,000 portion of such sale, subject to the terms of this Plan. For any commission prepayment paid in connection with a receivable that is not paid within 70 days from the date of invoice, Entrust will set off such prepayment against future commissions and prepayments until such amount is fully received.

27.	In spite of anything to the contrary in this Plan, if at the time that you cease to be Actively Employed by Entrust Limited, commissions have been paid or prepaid to you and the corresponding revenue has not been collected (as per 1(a) above) by the Company, then such commissions and/or sales bonuses shall be deemed to have been overpaid (“Commission Overpayments”). Any payments that may be due to you, including, but not limited to, commissions, recoverable draws, salaries, bonuses, termination payments, severance payments, payments in lieu of notice, and/or expense reimbursements, may be withheld and set off against Commission Overpayments. Any Commission Overpayments remaining after any such set offs shall be due and payable by you to the Company as of the date that you ceased to be Actively Employed by Entrust Limited. However, the Company may withhold any commissions and/or bonus that may be due upon You ceasing to be Actively Employed by Entrust Limited for up to one hundred and twenty (120) days after such cessation date to allow the Company to make any necessary adjustments to your commissions due to changes in any previously recognized sale or license that may occur after you ceased to be Actively Employed by Entrust Limited. The Company may further withhold commissions until you have submitted to the Company a summary of all business expenses for which you are seeking reimbursement, and proof that all outstanding charges on any corporate credit cards have been paid. The Company may also deduct from any commissions that may be owing to you any charges for expenses that have been charged against corporate credit cards and that have not been paid by You.

Schedule A

COMMISSION CALCULATIONS